Exhibit 99.1

News Release
Contact:
Steve Dale	Judith T. Murphy
Media Relations	Investor Relations
(612) 303-0784	(612) 303-0783
U.S. BANCORP REPORTS RECORD NET INCOME FOR THE
THIRD QUARTER OF 2005

EARNINGS SUMMARY								Table 1

($ in millions, except per-share data)				Percent	Percent
				Change	Change
	3Q	2Q	3Q	3Q05 vs	3Q05 vs	YTD	YTD	Percent
	2005	2005	2004	2Q05	3Q04	2005	2004	Change

Net income	$1,154	$1,121	$1,066	2.9	8.3	$3,346	$3,111	7.6
Earnings per share (diluted)	0.62	0.60	0.56	3.3	10.7	1.80	1.62	11.1

Return on average assets (%)	2.23	2.23	2.21			2.22	2.18
Return on average equity (%)	22.8	22.7	21.9			22.5	21.5
Efficiency ratio (%)	43.8	48.3	47.2			44.6	44.2
Tangible efficiency ratio (%)*	40.0	42.8	40.6			40.8	40.1

Dividends declared per share	$0.30	$0.30	$0.24	—	25.0	$0.90	$0.72	25.0
Book value per share (period-end)	10.93	10.88	10.48	0.5	4.3
Net interest margin (%)	3.95	3.99	4.22			4.00	4.26

*	Computed as noninterest expense divided by the sum of net interest income on a taxable-equivalent basis and noninterest income excluding securities gains (losses), net and intangible amortization.
     MINNEAPOLIS, October 18, 2005 — U.S. Bancorp (NYSE: USB) today reported net income of $1,154 million for the third quarter of 2005, compared with $1,066 million for the third quarter of 2004. Net income of $.62 per diluted share in the third quarter of 2005 was higher than the same period of 2004 by $.06 (10.7 percent). Return on average assets and return on average equity were 2.23 percent and 22.8 percent, respectively, for the third quarter of 2005, compared with returns of 2.21 percent and 21.9 percent, respectively, for the third quarter of 2004.
     U.S. Bancorp Chairman and Chief Executive Officer Jerry A. Grundhofer said, “Our third quarter results were solid. Once again, we achieved record profitability, with earnings per diluted share increasing by 10.7 percent over the third quarter of 2004. We maintained our industry leading performance metrics of 2.23 percent return on assets and 22.8 percent return on equity and created

U.S. Bancorp Reports Third Quarter 2005 Results
October 18, 2005

positive operating leverage over the same quarter of 2004 and the second quarter of 2005. In today’s economic environment the low cost provider has a distinct advantage and we certainly demonstrated that we have that advantage in our industry with a tangible efficiency ratio of 40 percent in the third quarter. Finally, we returned 87 percent of our earnings in the quarter to our shareholders through dividends and share buybacks.
     “Average loans outstanding in the third quarter rose by a healthy 10.1 percent year-over-year and at an annualized growth rate of 12.4 percent over the second quarter of 2005. Net interest income increased slightly over the same quarter of 2004, despite a decline in the net interest margin. Net interest income increased at an annualized rate of 6.8 percent over the second quarter of 2005. Our fee-based businesses continued to grow, increasing by 9.7 percent over the third quarter of 2004. Fee income growth was led by our payment services-related businesses and deposit service charges, which grew year-over-year by 15.6 percent and 18.3 percent, respectively.
     “Credit quality remained stable again this quarter with total net charge-offs at just .46 percent of total average loans. In addition, nonperforming assets at the end of the quarter remained steady at $613 million. This is a direct result of our continuing commitment to reduce the overall risk profile of our Company.
     “We are delivering on our promise to maintain industry leading returns, while producing stable, high-quality revenue and earnings. We will continue to invest in distribution and scale to provide future growth opportunities, while striving to continuously improve our customer service. Further, since we began the current buyback program in the fourth quarter of 2003, we have returned 102 percent of our earnings to our shareholders, and we expect to continue to return a minimum of 80 percent going forward.”
     The Company’s results for the third quarter of 2005 improved over the same period of 2004, as net income rose by $88 million (8.3 percent), primarily due to growth in fee-based products and services and reduced credit costs. During the third quarter of 2005, the Company recognized $3 million of reparation in its mortgage servicing rights (“MSR”) asset, compared with an $87 million impairment charge in the third quarter of 2004, due to changing longer-term interest rates. Total net revenue on a taxable-equivalent basis for the third quarter of 2005 was $61 million (1.8 percent) higher than the third quarter of 2004, primarily reflecting 9.7 percent growth in fee-based revenue across the majority of fee categories and expansion in payment processing businesses. This was
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U.S. Bancorp Reports Third Quarter 2005 Results
October 18, 2005

partially offset by an $87 million unfavorable variance in securities gains (losses) due to gains recognized in the third quarter of 2004.
     Total noninterest expense in the third quarter of 2005 was $45 million (3.0 percent) lower than the third quarter of 2004, primarily reflecting the $90 million favorable change in the valuation of mortgage servicing rights, offset somewhat by incremental costs related to expanding the payment processing businesses and investments in in-store branches, affordable housing projects and other business initiatives.
     Provision for credit losses for the third quarter of 2005 was $145 million, a decrease of $21 million (12.7 percent) from the third quarter of 2004. The decrease in the provision for credit losses year-over-year reflected a decrease in total net charge-offs. Net charge-offs in the third quarter of 2005 were $156 million, compared with the second quarter of 2005 net charge-offs of $144 million and the third quarter of 2004 net charge-offs of $166 million. Net charge-offs in the third quarter of 2005 included a $12 million charge-off of a leveraged lease of a single airline entering bankruptcy during the quarter. This airline exposure was specifically considered in the Company’s allowance for credit losses in prior periods and reflects the continuing weakness in the airline and transportation industries. Total nonperforming assets were $613 million at September 30, 2005, relatively flat compared with $610 million at June 30, 2005, and a $192 million (23.9 percent) decline compared with $805 million at September 30, 2004. The ratio of the allowance for credit losses to nonperforming loans was 438 percent at September 30, 2005, compared with 441 percent at June 30, 2005, and 337 percent at September 30, 2004.
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U.S. Bancorp Reports Third Quarter 2005 Results
October 18, 2005

INCOME STATEMENT HIGHLIGHTS								Table 2

(Taxable-equivalent basis, $ in millions,				Percent	Percent
except per-share data)				Change	Change
	3Q	2Q	3Q	3Q05 vs	3Q05 vs	YTD	YTD	Percent
	2005	2005	2004	2Q05	3Q04	2005	2004	Change

Net interest income	$1,791	$1,761	$1,782	1.7	0.5	$5,303	$5,340	(0.7)
Noninterest income	1,576	1,541	1,524	2.3	3.4	4,499	4,084	10.2

Total net revenue	3,367	3,302	3,306	2.0	1.8	9,802	9,424	4.0
Noninterest expense	1,473	1,595	1,518	(7.6)	(3.0)	4,399	4,206	4.6

Income before provision and income taxes	1,894	1,707	1,788	11.0	5.9	5,403	5,218	3.5
Provision for credit losses	145	144	166	0.7	(12.7)	461	605	(23.8)

Income before income taxes	1,749	1,563	1,622	11.9	7.8	4,942	4,613	7.1
Taxable-equivalent adjustment	9	7	7	28.6	28.6	23	21	9.5
Applicable income taxes	586	435	549	34.7	6.7	1,573	1,481	6.2

Net income	$1,154	$1,121	$1,066	2.9	8.3	$3,346	$3,111	7.6

Diluted earnings per share	$0.62	$0.60	$0.56	3.3	10.7	$1.80	$1.62	11.1

Net Interest Income
     Third quarter net interest income on a taxable-equivalent basis was $1,791 million, compared with $1,782 million recorded in the third quarter of 2004. Average earning assets for the period increased over the third quarter of 2004 by $12.3 billion (7.3 percent), primarily driven by a $4.2 billion (28.6 percent) increase in residential mortgages, a $3.9 billion (10.0 percent) increase in total commercial loans and a $3.3 billion (7.8 percent) increase in total retail loans. The positive impact to net interest income from the growth in earning assets was offset somewhat by a lower net interest margin. The net interest margin in the third quarter of 2005 was 3.95 percent, compared with 4.22 percent in the third quarter of 2004. The decline in the net interest margin reflected the current lending environment, asset/liability management decisions and the impact of changes in the yield curve from a year ago. Since the third quarter of 2004, credit spreads have tightened by approximately 19 basis points across most lending products due to competitive pricing, growth in corporate payment card balances and a change in mix due to growth in lower-spread, fixed-rate credit products. The net interest margin also declined due to funding incremental growth with higher cost wholesale funding and asset/liability decisions designed to minimize the Company’s rate sensitivity position, including a 55 percent reduction in the net receive fixed swap position since
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U.S. Bancorp Reports Third Quarter 2005 Results
October 18, 2005

September 30, 2004. Increases in the margin benefit of deposits and net free funds helped to partially offset these factors.
     Net interest income in the third quarter of 2005 was higher than the second quarter of 2005 by $30 million (1.7 percent). Average earning assets grew quarter-over-quarter by $3.7 billion (2.1 percent). Growth in most loan categories drove the increase in average earning assets over the prior quarter. The positive impact to net interest income from the growth in earning assets and day basis was partially offset by a lower net interest margin. The net interest margin in the third quarter of 2005 was 4 basis points lower than the net interest margin of 3.99 percent recorded in the second quarter of 2005. The decline in the net interest margin from the second quarter of 2005 reflected tighter credit spreads (3 basis points) due to increased competition, in addition to growth in corporate payment card balances and changes in loan mix. Higher short-term rates and funding a higher percentage of earning asset growth with wholesale funding also contributed to the margin reduction. This was partially offset by the higher margin benefit of deposits and net free funds and loan fees.
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U.S. Bancorp Reports Third Quarter 2005 Results
October 18, 2005

NET INTEREST INCOME								Table 3

(Taxable-equivalent basis; $ in millions)
				Change	Change
	3Q	2Q	3Q	3Q05 vs	3Q05 vs	YTD	YTD	Percent
	2005	2005	2004	2Q05	3Q04	2005	2004	Change

Components of net interest income
Income on earning assets	$2,727	$2,572	$2,310	$155	$417	$7,741	$6,818	$923
Expense on interest-bearing liabilities	936	811	528	125	408	2,438	1,478	960

Net interest income	$1,791	$1,761	$1,782	$30	$9	$5,303	$5,340	$(37)

Average yields and rates paid
Earning assets yield	6.01%	5.83%	5.47%	0.18%	0.54%	5.85%	5.44%	0.41%
Rate paid on interest-bearing liabilities	2.49	2.23	1.55	0.26	0.94	2.23	1.46	0.77

Gross interest margin	3.52%	3.60%	3.92%	(0.08%)	(0.40%)	3.62%	3.98%	(0.36%)

Net interest margin	3.95%	3.99%	4.22%	(0.04%)	(0.27%)	4.00%	4.26%	(0.26%)

Average balances
Investment securities	$41,782	$42,341	$42,502	$(559)	$(720)	$42,308	$43,243	$(935)
Loans	135,283	131,275	122,906	4,008	12,377	131,432	120,966	10,466
Earning assets	180,452	176,730	168,187	3,722	12,265	176,851	167,182	9,669
Interest-bearing liabilities	149,431	146,070	136,106	3,361	13,325	145,878	135,300	10,578
Net free funds*	31,021	30,660	32,081	361	(1,060)	30,973	31,882	(909)

*	Represents noninterest-bearing deposits, allowance for loan losses, unrealized gain (loss) on available-for-sale securities, non-earning assets, other noninterest-bearing liabilities and equity.
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U.S. Bancorp Reports Third Quarter 2005 Results
October 18, 2005

AVERAGE LOANS								Table 4

($ in millions)				Percent	Percent
				Change	Change
	3Q	2Q	3Q	3Q05 vs	3Q05 vs	YTD	YTD	Percent
	2005	2005	2004	2Q05	3Q04	2005	2004	Change

Commercial	$38,343	$37,595	$34,457	2.0	11.3	$37,348	$34,191	9.2
Lease financing	4,908	4,922	4,860	(0.3)	1.0	4,915	4,869	0.9

Total commercial	43,251	42,517	39,317	1.7	10.0	42,263	39,060	8.2

Commercial mortgages	20,341	20,156	20,231	0.9	0.5	20,255	20,420	(0.8)
Construction and development	7,852	7,426	6,963	5.7	12.8	7,507	6,720	11.7

Total commercial real estate	28,193	27,582	27,194	2.2	3.7	27,762	27,140	2.3

Residential mortgages	18,741	17,198	14,569	9.0	28.6	17,266	14,079	22.6

Credit card	6,684	6,527	6,145	2.4	8.8	6,544	6,005	9.0
Retail leasing	7,467	7,314	6,842	2.1	9.1	7,328	6,507	12.6
Home equity and second mortgages	14,984	15,003	14,288	(0.1)	4.9	14,944	13,815	8.2
Other retail	15,963	15,134	14,551	5.5	9.7	15,325	14,360	6.7

Total retail	45,098	43,978	41,826	2.5	7.8	44,141	40,687	8.5

Total loans	$135,283	$131,275	$122,906	3.1	10.1	$131,432	$120,966	8.7

     Average loans for the third quarter of 2005 were $12.4 billion (10.1 percent) higher than the third quarter of 2004, driven by growth in average residential mortgages of $4.2 billion (28.6 percent) total commercial loans of $3.9 billion (10.0 percent) and total retail loans of $3.3 billion (7.8 percent). Total commercial real estate loans also increased year-over-year by $1.0 billion (3.7 percent). Average loans for the third quarter of 2005 were higher than the second quarter of 2005 by $4.0 billion (3.1 percent), reflecting growth in substantially all loan categories.
     Average investment securities in the third quarter of 2005 were $720 million (1.7 percent) lower than in the third quarter of 2004. Investment securities at September 30, 2005, were $1.9 billion higher than at September 30, 2004, but $783 million lower than the balance at June 30, 2005. The changes in the balance of the investment securities portfolio from a year ago principally reflected the net impact of repositioning the investment portfolio during 2004 as part of asset/liability risk management decisions to acquire variable-rate and shorter-term fixed-rate securities to minimize the Company’s rate sensitivity position. The decline from second quarter of
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U.S. Bancorp Reports Third Quarter 2005 Results
October 18, 2005

2005 primarily represented maturities and prepayments with the proceeds being utilized to partially fund loan growth. During the third quarter of 2005, the Company maintained a mix of approximately 41 percent variable-rate securities.

AVERAGE DEPOSITS								Table 5

($ in millions)				Percent	Percent
				Change	Change
	3Q	2Q	3Q	3Q05 vs	3Q05 vs	YTD	YTD	Percent
	2005	2005	2004	2Q05	3Q04	2005	2004	Change

Noninterest-bearing deposits	$29,434	$29,148	$29,791	1.0	(1.2)	$29,003	$29,807	(2.7)
Interest-bearing deposits
Interest checking	22,508	23,024	20,413	(2.2)	10.3	22,891	20,699	10.6
Money market accounts	28,740	29,563	31,854	(2.8)	(9.8)	29,517	33,492	(11.9)
Savings accounts	5,777	5,886	5,854	(1.9)	(1.3)	5,876	5,896	(0.3)

Savings products	57,025	58,473	58,121	(2.5)	(1.9)	58,284	60,087	(3.0)
Time certificates of deposit less than $100,000	13,263	13,152	12,869	0.8	3.1	13,132	13,168	(0.3)
Time deposits greater than $100,000	21,262	20,459	14,535	3.9	46.3	20,133	13,085	53.9

Total interest-bearing deposits	91,550	92,084	85,525	(0.6)	7.0	91,549	86,340	6.0

Total deposits	$120,984	$121,232	$115,316	(0.2)	4.9	$120,552	$116,147	3.8

     Average noninterest-bearing deposits for the third quarter of 2005 were lower than the third quarter of 2004 by $357 million (1.2 percent). The year-over-year change in the average balance of noninterest-bearing deposits was impacted by product changes in the Consumer Banking business line. In late 2004, the Company migrated approximately $1.3 billion of noninterest-bearing deposit balances to interest checking accounts as an enhancement to its Silver Elite Checking product. Average branch-based noninterest-bearing deposits in the third quarter of 2005, excluding the migration of certain high-value customers to Silver Elite Checking, were higher by approximately $120 million (1.0 percent) over the same quarter of 2004, as net new checking accounts continue to grow. Average noninterest-bearing deposits in other areas, including commercial banking and Private Client, Trust and Asset Management, also increased year-over-year. These favorable variances were offset somewhat by expected declines in average noninterest-bearing deposits in corporate banking as these customers utilize their excess liquidity.
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U.S. Bancorp Reports Third Quarter 2005 Results
October 18, 2005

     Average total savings products declined year-over-year by $1.1 billion (1.9 percent), due to reductions in average money market account balances and savings accounts, partially offset by higher interest checking balances. Average branch-based interest checking deposits increased by $2.3 billion (15.2 percent) over the same quarter of 2004 due to strong new account growth, as well as the $1.3 billion migration of the Silver Elite Checking product. This positive variance in branch-based interest checking account deposits was partially offset by reductions in other areas, principally corporate banking. Average money market account balances declined by $3.1 billion (9.8 percent) year-over-year, with the largest decline in the branches. The overall decrease in average money market account balances year-over-year was the result of the Company’s deposit pricing decisions. A portion of the money market balances have migrated to time deposits greater than $100,000 as rates increased on the time deposit products.
     Average time certificates of deposit less than $100,000 were higher in the third quarter of 2005 than the third quarter of 2004 by $394 million (3.1 percent). The Company experienced year-over-year growth in average time deposits greater than $100,000 of $6.7 billion (46.3 percent), most notably in corporate banking, as customers migrated balances to higher rate deposits.
     Average noninterest-bearing deposits for the third quarter of 2005 were $286 million (1.0 percent) higher than the second quarter of 2005. Average savings products declined by $1.4 billion (2.5 percent) in the current quarter from the second quarter of 2005. Average interest checking deposits declined $516 million (2.2 percent) primarily due to lower balances from corporate banking customers. Average money market account balances declined by $823 million (2.8 percent) reflecting customers’ preference for higher yielding products. Time certificates of deposit less than $100,000 increased modestly from the second quarter of 2005, while time deposits greater than $100,000 rose by $803 million (3.9 percent), primarily due to the migration of corporate banking customer balances to these products.
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U.S. Bancorp Reports Third Quarter 2005 Results
October 18, 2005

NONINTEREST INCOME								Table 6

($ in millions)				Percent	Percent
				Change	Change
	3Q	2Q	3Q	3Q05 vs	3Q05 vs	YTD	YTD	Percent
	2005	2005	2004	2Q05	3Q04	2005	2004	Change

Credit and debit card revenue	$185	$177	$164	4.5	12.8	$516	$465	11.0
Corporate payment products revenue	135	120	108	12.5	25.0	362	306	18.3
ATM processing services	64	57	45	12.3	42.2	168	132	27.3
Merchant processing services	200	198	188	1.0	6.4	576	494	16.6
Trust and investment management fees	251	253	240	(0.8)	4.6	751	740	1.5
Deposit service charges	246	234	208	5.1	18.3	690	595	16.0
Treasury management fees	109	117	118	(6.8)	(7.6)	333	357	(6.7)
Commercial products revenue	103	100	106	3.0	(2.8)	299	324	(7.7)
Mortgage banking revenue	111	110	97	0.9	14.4	323	301	7.3
Investment products fees and commissions	37	39	37	(5.1)	—	115	119	(3.4)
Securities gains (losses), net	1	1	88	—	(98.9)	(57)	(84)	32.1
Other	134	135	125	(0.7)	7.2	423	335	26.3

Total noninterest income	$1,576	$1,541	$1,524	2.3	3.4	$4,499	$4,084	10.2

Noninterest Income
     Third quarter noninterest income was $1,576 million, an increase of $52 million (3.4 percent) from the same quarter of 2004, and $35 million (2.3 percent) higher than the second quarter of 2005. The increase in noninterest income over the third quarter of 2004 was driven by favorable variances in the majority of fee income categories, partially offset by an $87 million reduction in securities gains (losses). Credit and debit card revenue and corporate payment products revenue were both higher in the third quarter of 2005 than the third quarter of 2004 by $21 million and $27 million, or 12.8 percent and 25.0 percent, respectively. The growth in credit and debit card revenue was driven by higher transaction volumes and rate changes. The corporate payment products revenue growth reflected growth in sales, card usage, rate changes and the recent acquisition of a small fleet card business. ATM processing services revenue was higher by $19 million (42.2 percent) in the third quarter of 2005 than the same quarter of the prior year, primarily due to the expansion of the ATM business in May of 2005. Merchant processing services revenue was higher in the third quarter of 2005 than the same quarter of 2004 by $12 million (6.4 percent), reflecting an increase in sales volume, new business and higher equipment fees. Trust and investment management fees were
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U.S. Bancorp Reports Third Quarter 2005 Results
October 18, 2005

higher by $11 million (4.6 percent) year-over-year, primarily due to improved equity market conditions and account growth. Deposit service charges were higher year-over-year by $38 million (18.3 percent) due to account growth and transaction-related fees. Mortgage banking revenue was higher in the third quarter of 2005 than the same quarter of 2004 by $14 million (14.4 percent), due to higher production volumes and increased servicing income. Other income was higher by $9 million (7.2 percent), primarily due to higher income from equity and other insurance investments relative to the same quarter of 2004. Partially offsetting these positive variances, year-over-year, were reductions in treasury management fees and commercial products revenue, which declined by $9 million (7.6 percent) and $3 million (2.8 percent), respectively. The decrease in treasury management fees was primarily due to higher earnings credit on customers’ compensating balances relative to a year ago, reflecting rising interest rates. Commercial products revenue declined due to reductions in loan fees and international product revenue.
     Noninterest income was higher in the third quarter of 2005 than the second quarter of 2005 by $35 million (2.3 percent), due to increases in a majority of the fee income categories. Credit and debit card revenue and corporate payment products revenue rose by $8 million (4.5 percent) and $15 million (12.5 percent), respectively, reflecting higher sales volumes. ATM processing services revenue increased by $7 million (12.3 percent) primarily due to the acquisition of a processing business in the second quarter of 2005. Deposit service charges were higher by $12 million (5.1 percent) in the third quarter of 2005 compared with the second quarter of 2005, reflecting higher transaction-related fees and net new account growth. Offsetting these favorable variances was a decrease in treasury management fees from the second quarter of 2005. The $8 million (6.8 percent) decline in treasury management fees reflected seasonal tax-related processing revenue in the second quarter of 2005.
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U.S. Bancorp Reports Third Quarter 2005 Results
October 18, 2005

NONINTEREST EXPENSE								Table 7

($ in millions)				Percent	Percent
				Change	Change
	3Q	2Q	3Q	3Q05 vs	3Q05 vs	YTD	YTD	Percent
	2005	2005	2004	2Q05	3Q04	2005	2004	Change

Compensation	$603	$612	$564	(1.5)	6.9	$1,782	$1,673	6.5
Employee benefits	106	108	100	(1.9)	6.0	330	291	13.4
Net occupancy and equipment	162	159	159	1.9	1.9	475	468	1.5
Professional services	44	39	37	12.8	18.9	119	104	14.4
Marketing and business development	61	67	61	(9.0)	—	171	145	17.9
Technology and communications	118	113	110	4.4	7.3	337	314	7.3
Postage, printing and supplies	64	63	61	1.6	4.9	190	183	3.8
Other intangibles	125	181	210	(30.9)	(40.5)	377	389	(3.1)
Debt prepayment	—	54	5	nm	nm	54	42	28.6
Other	190	199	211	(4.5)	(10.0)	564	597	(5.5)

Total noninterest expense	$1,473	$1,595	$1,518	(7.6)	(3.0)	$4,399	$4,206	4.6

Noninterest Expense
     Third quarter noninterest expense totaled $1,473 million, a decrease of $45 million (3.0 percent) from the same quarter of 2004 and a $122 million (7.6 percent) decrease from the second quarter of 2005. The decrease in expense year-over-year was primarily driven by the $90 million favorable change in the valuation of mortgage servicing rights. Compensation expense was higher year-over-year by $39 million (6.9 percent), principally due to business expansion, including in-store branches, the Company’s payment processing businesses, and other growth initiatives. Employee benefits increased year-over-year by $6 million (6.0 percent), primarily as a result of higher payroll taxes. Professional services expense increased $7 million (18.9 percent) due to increases in legal, and other professional services related to business initiatives, technology development, and the integration of specific payment processing businesses. Technology and communications expense rose by $8 million (7.3 percent), reflecting technology investments that increased software expense, in addition to outside data processing expense. Other expense declined in the third quarter from the same quarter of 2004 by $21 million (10.0 percent), primarily due to lower litigation costs, operating losses and business integration costs related to payment processing businesses relative to a year ago.
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U.S. Bancorp Reports Third Quarter 2005 Results
October 18, 2005

     Noninterest expense in the third quarter of 2005 was lower than the second quarter of 2005 by $122 million (7.6 percent). The decrease in noninterest expense in the third quarter of 2005 from the second quarter of 2005 was primarily driven by a $56 million favorable change in the MSR valuation quarter-over-quarter, as well as a $54 million charge taken in connection with the Company’s tender offer for certain debt securities in the second quarter of 2005. In addition, compensation expense was lower than the second quarter of 2005 by $9 million (1.5 percent), primarily due to lower incentives and stock-based compensation costs. Marketing and business development expense declined $6 million (9.0 percent) reflecting the timing of marketing programs and a decline in charitable contributions. Other expense declined in the third quarter from the second quarter of 2005 by $9 million (4.5 percent), primarily due to a reduction in write-downs associated with certain co-branding and lease arrangements recorded in the second quarter of 2005. Partially offsetting these favorable changes in noninterest expense were higher occupancy costs, professional services expense and technology costs. Professional services expense increased by $5 million (12.8 percent) as compared to the second quarter of 2005 due to integration and other business initiatives. Technology and communications expense rose by $5 million (4.4 percent) relative to the prior quarter primarily due to processing costs associated with recent acquisitions and business investments.
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U.S. Bancorp Reports Third Quarter 2005 Results
October 18, 2005

ALLOWANCE FOR CREDIT LOSSES					Table 8

($ in millions)	3Q	2Q	1Q	4Q	3Q
	2005	2005	2005	2004	2004

Balance, beginning of period	$2,269	$2,269	$2,269	$2,370	$2,370

Net charge-offs
Commercial	7	9	14	8	2
Lease financing	16	6	13	10	19

Total commercial	23	15	27	18	21
Commercial mortgages	2	1	4	9	3
Construction and development	(2)	(3)	2	1	3

Total commercial real estate	—	(2)	6	10	6

Residential mortgages	9	8	9	8	7

Credit card	63	64	65	61	65
Retail leasing	5	5	8	9	9
Home equity and second mortgages	14	16	17	18	18
Other retail	42	38	40	39	40

Total retail	124	123	130	127	132

Total net charge-offs	156	144	172	163	166
Provision for credit losses	145	144	172	64	166
Acquisitions and other changes	—	—	—	(2)	—

Balance, end of period	$2,258	$2,269	$2,269	$2,269	$2,370

Components
Allowance for loan losses	$2,055	$2,082	$2,082	$2,080	$2,184
Liability for unfunded credit commitments	203	187	187	189	186

Total allowance for credit losses	$2,258	$2,269	$2,269	$2,269	$2,370

Gross charge-offs	$229	$222	$231	$235	$260
Gross recoveries	$73	$78	$59	$72	$94

Net charge-offs to average loans (%)	0.46	0.44	0.55	0.52	0.54

Allowance as a percentage of:
Period-end loans	1.65	1.70	1.76	1.80	1.90
Nonperforming loans	438	441	404	355	337
Nonperforming assets	368	372	341	303	294
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U.S. Bancorp Reports Third Quarter 2005 Results
October 18, 2005

Credit Quality
     The allowance for credit losses was $2,258 million at September 30, 2005, compared with $2,269 million at June 30, 2005, and $2,370 million at September 30, 2004. The ratio of the allowance for credit losses to period-end loans was 1.65 percent at September 30, 2005, compared with 1.70 percent at June 30, 2005, and 1.90 percent at September 30, 2004. The ratio of the allowance for credit losses to nonperforming loans was 438 percent at September 30, 2005, compared with 441 percent at June 30, 2005, and 337 percent at September 30, 2004. Total net charge-offs in the third quarter of 2005 were $156 million, compared with the second quarter of 2005 net charge-offs of $144 million and the third quarter of 2004 net charge-offs of $166 million.
     Commercial and commercial real estate loan net charge-offs were $23 million for the third quarter of 2005, or .13 percent of average loans outstanding, compared with $13 million, or .07 percent of average loans outstanding, in the second quarter of 2005 and $27 million, or .16 percent of average loans outstanding, in the third quarter of 2004. The increase in net charge-offs reflected a $12 million charge-off of a leveraged lease of a single airline entering bankruptcy during the quarter.
     Retail loan net charge-offs of $124 million in the third quarter of 2005 were virtually flat as compared to the $123 million in the second quarter of 2005 and $8 million (6.1 percent) lower than the third quarter of 2004. Retail loan net charge-offs as a percent of average loans outstanding were 1.09 percent in the third quarter of 2005, compared with 1.12 percent and 1.26 percent in the second quarter of 2005 and third quarter of 2004, respectively. Lower levels of retail loan net charge-offs principally reflected the Company’s ongoing improvement in collection efforts and risk management.
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U.S. Bancorp Reports Third Quarter 2005 Results
October 18, 2005

CREDIT RATIOS					Table 9

(Percent)	3Q	2Q	1Q	4Q	3Q
	2005	2005	2005	2004	2004

Net charge-offs ratios*
Commercial	0.07	0.10	0.16	0.09	0.02
Lease financing	1.29	0.49	1.07	0.82	1.56
Total commercial	0.21	0.14	0.27	0.18	0.21

Commercial mortgages	0.04	0.02	0.08	0.18	0.06
Construction and development	(0.10)	(0.16)	0.11	0.05	0.17
Total commercial real estate	—	(0.03)	0.09	0.14	0.09

Residential mortgages	0.19	0.19	0.23	0.21	0.19

Credit card	3.74	3.93	4.11	3.82	4.21
Retail leasing	0.27	0.27	0.45	0.51	0.52
Home equity and second mortgages	0.37	0.43	0.46	0.49	0.50
Other retail	1.04	1.01	1.09	1.06	1.09
Total retail	1.09	1.12	1.22	1.18	1.26

Total net charge-offs	0.46	0.44	0.55	0.52	0.54

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans**
Commercial	0.04	0.05	0.06	0.05	0.05
Commercial real estate	0.01	0.01	0.02	—	0.01
Residential mortgages	0.30	0.32	0.41	0.46	0.46
Retail	0.41	0.40	0.43	0.47	0.47
Total loans	0.19	0.19	0.22	0.23	0.23

Delinquent loan ratios - 90 days or more past due including nonperforming loans**
Commercial	0.74	0.74	0.84	0.99	1.14
Commercial real estate	0.57	0.59	0.68	0.73	0.75
Residential mortgages	0.53	0.55	0.66	0.74	0.77
Retail	0.43	0.43	0.47	0.51	0.51
Total loans	0.57	0.58	0.66	0.74	0.80

*	annualized and calculated on average loan balances

**	ratios are expressed as a percent of ending loan balances
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U.S. Bancorp Reports Third Quarter 2005 Results
October 18, 2005

ASSET QUALITY					Table 10

($ in millions)
	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
	2005	2005	2005	2004	2004

Nonperforming loans
Commercial	$265	$238	$254	$289	$348
Lease financing	35	60	70	91	91

Total commercial	300	298	324	380	439
Commercial mortgages	144	140	159	175	166
Construction and development	16	21	21	25	35

Commercial real estate	160	161	180	200	201
Residential mortgages	44	42	41	43	46
Retail	12	13	16	17	17

Total nonperforming loans	516	514	561	640	703

Other real estate	68	68	66	72	69
Other nonperforming assets	29	28	38	36	33

Total nonperforming assets*	$613	$610	$665	$748	$805

Accruing loans 90 days or more past due	$265	$258	$285	$294	$292

Nonperforming assets to loans plus ORE (%)	0.45	0.46	0.52	0.59	0.64

*	does not include accruing loans 90 days or more past due
     Nonperforming assets at September 30, 2005, totaled $613 million, compared with $610 million at June 30, 2005, and $805 million at September 30, 2004. The ratio of nonperforming assets to loans and other real estate was .45 percent at September 30, 2005, compared with .46 percent at June 30, 2005, and .64 percent at September 30, 2004.
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U.S. Bancorp Reports Third Quarter 2005 Results
October 18, 2005

CAPITAL POSITION					Table 11

($ in millions)	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
	2005	2005	2005	2004	2004

Total shareholders’ equity	$19,864	$19,901	$19,208	$19,539	$19,600
Tier 1 capital	15,180	14,564	14,943	14,720	14,589
Total risk-based capital	23,283	22,362	23,099	23,352	21,428

Common equity to assets	9.6%	9.8%	9.7%	10.0%	10.2%
Tangible common equity to assets	6.2	6.1	6.2	6.4	6.4
Tier 1 capital ratio	8.4	8.1	8.6	8.6	8.7
Total risk-based capital ratio	12.8	12.5	13.3	13.1	12.7
Leverage ratio	7.7	7.5	7.9	7.9	7.9
     Total shareholders’ equity was $19.9 billion at September 30, 2005, compared with $19.6 billion at September 30, 2004. The increase was the result of corporate earnings offset by share buybacks and dividends.
     Tangible common equity to assets was 6.2 percent at September 30, 2005, compared with 6.1 percent at June 30, 2005, and 6.4 percent at September 30, 2004. The Tier 1 capital ratio was 8.4 percent at September 30, 2005, compared with 8.1 percent at June 30, 2005, and 8.7 percent at September 30, 2004. The total risk-based capital ratio was 12.8 percent at September 30, 2005, compared with 12.5 percent at June 30, 2005, and 12.7 percent at September 30, 2004. The leverage ratio was 7.7 percent at September 30, 2005, compared with 7.5 percent at June 30, 2005, and 7.9 percent at September 30, 2004. All regulatory ratios continue to be in excess of stated “well capitalized” requirements.
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U.S. Bancorp Reports Third Quarter 2005 Results
October 18, 2005

COMMON SHARES					Table 12

(Millions)	3Q	2Q	1Q	4Q	3Q
	2005	2005	2005	2004	2004

Beginning shares outstanding	1,829	1,842	1,858	1,871	1,884

Shares issued for stock option and stock purchase plans, acquisitions and other corporate purposes	5	4	4	7	6
Shares repurchased	(16)	(17)	(20)	(20)	(19)

Ending shares outstanding	1,818	1,829	1,842	1,858	1,871

     On December 21, 2004, the Board of Directors of U.S. Bancorp approved an authorization to repurchase up to 150 million shares of outstanding common stock during the following 24 months. This repurchase program replaced the Company’s previous program. During the third quarter of 2005, the Company repurchased 16 million shares of common stock. As of September 30, 2005, there were approximately 92 million shares remaining to be repurchased under the current authorization.
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U.S. Bancorp Reports Third Quarter 2005 Results
October 18, 2005

LINE OF BUSINESS FINANCIAL PERFORMANCE*									Table 13

($ in millions)
	Net Income			Percent Change					3Q 2005
	3Q	2Q	3Q	3Q05 vs	3Q05 vs	YTD	YTD	Percent	Earnings
Business Line	2005	2005	2004	2Q05	3Q04	2005	2004	Change	Composition

Wholesale Banking	$259	$266	$249	(2.6)	4.0	$781	$716	9.1	22%
Consumer Banking	473	454	384	4.2	23.2	1,333	1,085	22.9	41
Private Client, Trust and Asset Management	123	117	96	5.1	28.1	352	292	20.5	11
Payment Services	207	182	165	13.7	25.5	554	475	16.6	18
Treasury and Corporate Support	92	102	172	(9.8)	(46.5)	326	543	(40.0)	8

Consolidated Company	$1,154	$1,121	$1,066	2.9	8.3	$3,346	$3,111	7.6	100%

*	preliminary data
Lines of Business
     Within the Company, financial performance is measured by major lines of business, which include Wholesale Banking, Consumer Banking, Private Client, Trust and Asset Management, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is available and is evaluated regularly in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to our diverse customer base. During 2005, certain organization and methodology changes were made and, accordingly, prior period results have been restated and presented on a comparable basis.
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U.S. Bancorp Reports Third Quarter 2005 Results
October 18, 2005

     Wholesale Banking offers lending, depository, treasury management and other financial services to middle market, large corporate and public sector clients. Wholesale Banking contributed $259 million of the Company’s net income in the third quarter of 2005, a 4.0 percent increase over the same period of 2004 and a 2.6 percent decrease from the second quarter of 2005. The increase in Wholesale Banking’s third quarter 2005 contribution over the same quarter of 2004 was primarily the result of favorable variances in total net revenue (3.2 percent) and total noninterest expense (1.9 percent). Partly offsetting these positive variances was a reduction in net recoveries (66.7 percent) reflected in the provision for credit losses. The favorable variance in total net revenue year-over-year was primarily the result of growth in net interest income (5.9 percent), as the business line’s noninterest income declined slightly. The increase in net interest income was driven by growth in average loans and deposits outstanding and wider deposit spreads, partially offset by tighter credit spreads. Total noninterest income declined $4 million year-over-year, as a decline in treasury management fees (6.1 percent) was somewhat offset by higher commercial products revenue and other revenue relative to the third quarter of 2004. The decrease in treasury management fees was primarily due to higher earnings credit on customers’ compensating balances relative to a year ago, reflecting rising interest rates. Wholesale Banking’s favorable variance in total noninterest expense year-over-year was the result of lower net shared services and other noninterest expense, partially offset by an increase in compensation and employee benefits. Net recoveries of $4 million in the current quarter, compared with net recoveries of $12 million in the third quarter of 2004, drove the unfavorable variance in the provision for credit losses year-over-year. The decrease in Wholesale Banking’s contribution to net income in the third quarter of 2005 from the second quarter of 2005 was the result of unfavorable variances in total net revenue (1.1 percent) and the provision for credit losses, partially offset by a decrease in total noninterest expense (3.8 percent). Total net revenue was lower on a linked quarter basis primarily due to tightening credit spreads, partially offset by the benefit from wider deposit spreads. The decrease in noninterest income on a linked quarter basis was primarily due to a decrease in treasury management fees (8.3 percent), which reflected seasonal tax-related processing revenue in the second quarter of 2005, and a decline in income related to equity investments. The decrease in total noninterest expense was principally due to lower net shared services expense related to transaction volumes for the seasonal tax receipt processing activities and other expense. Net recoveries of $4 million in the third quarter of 2005, compared
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U.S. Bancorp Reports Third Quarter 2005 Results
October 18, 2005

with net recoveries of $16 million in the second quarter of 2005, drove the unfavorable variance in the provision for credit losses quarter-over-quarter.
     Consumer Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail and ATMs. It encompasses community banking, metropolitan banking, in-store banking, small business banking, including lending guaranteed by the Small Business Administration, small-ticket leasing, consumer lending, mortgage banking, consumer finance, workplace banking, student banking, 24-hour banking, and investment product and insurance sales. Consumer Banking contributed $473 million of the Company’s net income in the third quarter of 2005, a 23.2 percent increase over the same period of 2004 and a 4.2 percent increase over the prior quarter. The favorable increase year-over-year was the result of higher total net revenue (10.4 percent) and lower provision for credit losses (18.2 percent), partially offset by an increase in total noninterest expense (3.0 percent). Total net revenue was higher than the same quarter of 2004 due to increases in both net interest income (9.8 percent) and noninterest income (11.5 percent). Net interest income was higher year-over-year due to wider deposit spreads. Net interest income generated by growth in average loan balances was substantially offset by lower spreads on those assets given the competitive lending environment. Noninterest income improved in the third quarter of 2005 over the same period of 2004, principally due to growth in deposit service charges (18.4 percent) and mortgage banking revenue (14.3 percent). Total noninterest expense in the third quarter of 2005 was higher than the same quarter of 2004, primarily due to an increase in compensation and employee benefits (6.5 percent), the result of the Company’s in-store branch expansion, other hiring initiatives and production-based incentives. A year-over-year reduction in net charge-offs (18.2 percent) drove the positive variance in the business line’s provision for credit losses.
     The increase in Consumer Banking’s contribution in the third quarter of 2005 over the prior quarter was the net result of favorable variances in total net revenue (3.0 percent), partly offset by an increase in total noninterest expense (1.5 percent) and provision for credit losses (5.9 percent). Net interest income was higher quarter-over-quarter largely due to increases in average loans outstanding and deposit spreads relative to the prior quarter, which were partly offset by lower credit spreads. Noninterest income was higher (4.6 percent) than the prior quarter primarily due to growth in deposit service charges and other revenue. The unfavorable variance in total noninterest expense quarter-over-quarter was driven by an increase in marketing and business development expense. A
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U.S. Bancorp Reports Third Quarter 2005 Results
October 18, 2005

5.9 percent increase in net charge-offs quarter-over-quarter drove the unfavorable variance in the provision for credit losses.
     Private Client, Trust and Asset Management provides trust, private banking, financial advisory, investment management and mutual fund servicing through five businesses: Private Client Group, Corporate Trust, Asset Management, Institutional Trust and Custody and Fund Services. Private Client, Trust and Asset Management contributed $123 million of the Company’s net income in the third quarter of 2005, 28.1 percent higher than the same period of 2004 and 5.1 percent higher than the prior quarter of 2005. The increase in the business line’s contribution in the third quarter of 2005 over the same quarter of 2004 was the result of favorable variances in total net revenue (11.9 percent). Total noninterest expense remained relatively flat year-over-year. Net interest income was favorably impacted year-over-year by wider deposit spreads and growth in deposit balances. Noninterest income increased by 7.0 percent from the same quarter of 2004, primarily due to improved equity market conditions and account growth. The business line’s contribution in the third quarter of 2005 increased 5.1 percent as compared with the prior quarter, with total net revenue slightly higher (1.6 percent) and total noninterest expense and provision for credit losses remaining relatively flat.
     Payment Services includes consumer and business credit cards, debit cards, corporate and purchasing card services, consumer lines of credit, ATM processing and merchant processing. Payment Services contributed $207 million of the Company’s net income in the third quarter of 2005, a 25.5 percent increase over the same period of 2004 and a 13.7 percent increase over the second quarter of 2005. The increase in Payment Services’ contribution in the third quarter of 2005 over the same period of 2004 was the result of higher total net revenue (14.8 percent) and a slightly lower provision for credit losses (2.2 percent), partially offset by an increase in total noninterest expense (11.0 percent). The increase in total net revenue year-over-year was due to growth in total noninterest income (16.3 percent) and net interest income (9.6 percent), reflecting growth in higher yielding retail loan balances, offset by increases in corporate card balances and rebates. The increase in noninterest income was principally the result of growth in credit and debit card revenue (13.5 percent), corporate payment products revenue (25.0 percent), ATM processing services revenue (63.3 percent) and merchant processing services revenue (6.4 percent). All categories benefited from higher transaction volumes, rate changes and business expansion initiatives. The growth in total noninterest expense year-over-year primarily reflected an increase in processing
(More)

U.S. Bancorp Reports Third Quarter 2005 Results
October 18, 2005

expense related to the business line’s revenue growth, including costs associated with smaller Payment Services acquisitions. The increase in Payment Services’ contribution in the third quarter of 2005 over the prior quarter was primarily due to seasonally strong growth in total net revenue (7.4 percent), and lower provision for credit losses (4.3 percent), partly offset by higher total noninterest expense (5.0 percent). Net interest income increased 13.8 percent quarter-over-quarter, and fee-based revenue rose by 5.9 percent due to seasonally higher retail and corporate credit card sales volumes, ATM processing services revenue and merchant processing fees. The unfavorable variance in total noninterest expense from the prior quarter was primarily due to personnel and other costs to support ongoing business expansion and marketing programs.
     Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management and asset securitization activities, interest rate risk management, the net effect of transfer pricing related to average balances and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis. In addition, changes in MSR valuations primarily due to interest rates are managed at a corporate level and, as such, reported within this business unit. Operational expenses incurred by Treasury and Corporate Support on behalf of the other business lines are allocated back to the appropriate business unit, primarily based on customer transaction volume and account activities, deposit balances and employee levels and are identified as net shared services expense. Treasury and Corporate Support recorded net income of $92 million in the third quarter of 2005, compared with net income of $172 million in the third quarter of 2004 and $102 million in the second quarter of 2005. The change in net income in the current quarter from the same quarter of 2004 was the net result of the unfavorable change in net interest income (60.5 percent) reflecting the Company’s asset/liability management decisions, including higher-cost fixed funding and repositioning of the Company for changes in the interest rate environment, and the $86 million unfavorable change in net securities gains (losses), partially offset by favorable variances in the MSR valuation ($90 million) and debt prepayment expense ($5 million). Net income in the third quarter of 2005 was lower than net income in the second quarter of 2005, the result of the $94 million tax benefit realized in the second quarter of 2005, offset by a favorable MSR valuation ($56 million) and the second quarter of 2005 debt prepayment expense ($54 million). Total net interest income declined quarter-over-quarter, primarily due to the continuing asset/liability management decisions of the Company.
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U.S. Bancorp Reports Third Quarter 2005 Results
October 18, 2005

     Additional schedules containing more detailed information about the Company’s business line results are available on the web at usbank.com or by calling Investor Relations at 612-303-0781.
CHAIRMAN AND CHIEF EXECUTIVE OFFICER, JERRY A. GRUNDHOFER, AND VICE CHAIRMAN AND CHIEF FINANCIAL OFFICER, DAVID M. MOFFETT, WILL REVIEW THE FINANCIAL RESULTS IN A PRE-RECORDED CALL ON TUESDAY, OCTOBER 18, 2005. The call will be available by telephone or on the internet. The pre-recorded call will be available from approximately 7:00 a.m. (CDT) on Tuesday, October 18th through Tuesday, October 25th at 11:00 p.m. (CDT). To access the recorded call, please dial 800-938-1601. Participants calling from outside the United States, please call 402-220-1546. Find the recorded call via the internet at usbank.com.
Minneapolis-based U.S. Bancorp (“USB”), with $207 billion in assets, is the 6th largest financial holding company in the United States. The Company operates 2,396 banking offices and 4,986 ATMs, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. U.S. Bancorp is the parent company of U.S. Bank. Visit U.S. Bancorp on the web at usbank.com.
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U.S. Bancorp Reports Third Quarter 2005 Results
October 18, 2005

Forward-Looking Statements
     This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future prospects of the Company. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following, in addition to those contained in the Company’s reports on file with the SEC: (i) general economic or industry conditions could be less favorable than expected, resulting in a deterioration in credit quality, a change in the allowance for credit losses, or a reduced demand for credit or fee-based products and services; (ii) changes in the domestic interest rate environment could reduce net interest income and could increase credit losses; (iii) inflation, changes in securities market conditions and monetary fluctuations could adversely affect the value or credit quality of the Company’s assets, or the availability and terms of funding necessary to meet the Company’s liquidity needs; (iv) changes in the extensive laws, regulations and policies governing financial services companies could alter the Company’s business environment or affect operations; (v) the potential need to adapt to industry changes in information technology systems, on which the Company is highly dependent, could present operational issues or require significant capital spending; (vi) competitive pressures could intensify and affect the Company’s profitability, including as a result of continued industry consolidation, the increased availability of financial services from non-banks, technological developments, or bank regulatory reform; (vii) changes in consumer spending and savings habits could adversely affect the Company’s results of operations; (viii) changes in the financial performance and condition of the Company’s borrowers could negatively affect repayment of such borrowers’ loans; (ix) acquisitions may not produce revenue enhancements or cost savings at levels or within time frames originally anticipated, or may result in unforeseen integration difficulties; (x) capital investments in the Company’s businesses may not produce expected growth in earnings anticipated at the time of the expenditure; and (xi) acts or threats of terrorism, and/or political and military actions taken by the U.S. or other governments in response to acts or threats of terrorism or otherwise could adversely affect general economic or industry conditions. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.
###
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U.S. Bancorp
Consolidated Statement of Income

	Three Months Ended		Nine Months Ended
(Dollars and Shares in Millions, Except Per Share Data)	September 30,		September 30,
(Unaudited)	2005	2004	2005	2004

Interest Income
Loans	$2,167	$1,803	$6,105	$5,290
Loans held for sale	30	21	75	68
Investment securities	492	453	1,454	1,366
Other interest income	29	26	84	73

Total interest income	2,718	2,303	7,718	6,797
Interest Expense
Deposits	414	222	1,083	654
Short-term borrowings	205	74	460	183
Long-term debt	317	232	895	641

Total interest expense	936	528	2,438	1,478

Net interest income	1,782	1,775	5,280	5,319
Provision for credit losses	145	166	461	605

Net interest income after provision for credit losses	1,637	1,609	4,819	4,714
Noninterest Income
Credit and debit card revenue	185	164	516	465
Corporate payment products revenue	135	108	362	306
ATM processing services	64	45	168	132
Merchant processing services	200	188	576	494
Trust and investment management fees	251	240	751	740
Deposit service charges	246	208	690	595
Treasury management fees	109	118	333	357
Commercial products revenue	103	106	299	324
Mortgage banking revenue	111	97	323	301
Investment products fees and commissions	37	37	115	119
Securities gains (losses), net	1	88	(57)	(84)
Other	134	125	423	335

Total noninterest income	1,576	1,524	4,499	4,084
Noninterest Expense
Compensation	603	564	1,782	1,673
Employee benefits	106	100	330	291
Net occupancy and equipment	162	159	475	468
Professional services	44	37	119	104
Marketing and business development	61	61	171	145
Technology and communications	118	110	337	314
Postage, printing and supplies	64	61	190	183
Other intangibles	125	210	377	389
Debt prepayment	—	5	54	42
Other	190	211	564	597

Total noninterest expense	1,473	1,518	4,399	4,206

Income before income taxes	1,740	1,615	4,919	4,592
Applicable income taxes	586	549	1,573	1,481

Net income	$1,154	$1,066	$3,346	$3,111

Earnings per share	$.63	$.57	$1.82	$1.64
Diluted earnings per share	$.62	$.56	$1.80	$1.62
Dividends declared per share	$.30	$.24	$.90	$.72
Average common shares outstanding	1,823	1,877	1,836	1,895
Average diluted common shares outstanding	1,849	1,904	1,862	1,919

U.S. Bancorp
Consolidated Ending Balance Sheet

	September 30,	December 31,	September 30,
(Dollars in Millions)	2005	2004	2004

Assets	(Unaudited)		(Unaudited)
Cash and due from banks	$6,918	$6,336	$6,969
Investment securities
Held-to-maturity	114	127	120
Available-for-sale	41,402	41,354	39,534
Loans held for sale	1,695	1,439	1,372
Loans
Commercial	43,237	40,173	40,151
Commercial real estate	28,521	27,585	27,414
Residential mortgages	19,469	15,367	14,741
Retail	45,400	43,190	42,520

Total loans	136,627	126,315	124,826
Less allowance for loan losses	(2,055)	(2,080)	(2,184)

Net loans	134,572	124,235	122,642
Premises and equipment	1,850	1,890	1,894
Customers’ liability on acceptances	85	95	146
Goodwill	6,372	6,241	6,226
Other intangible assets	2,586	2,387	2,419
Other assets	11,301	11,000	11,522

Total assets	$206,895	$195,104	$192,844

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$30,871	$30,756	$31,585
Interest-bearing	69,478	71,936	70,011
Time deposits greater than $100,000	20,446	18,049	13,971

Total deposits	120,795	120,741	115,567
Short-term borrowings	23,061	13,084	12,648
Long-term debt	36,257	34,739	38,004
Acceptances outstanding	85	95	146
Other liabilities	6,833	6,906	6,879

Total liabilities	187,031	175,565	173,244
Shareholders’ equity
Common stock	20	20	20
Capital surplus	5,913	5,902	5,868
Retained earnings	18,457	16,758	16,260
Less treasury stock	(4,318)	(3,125)	(2,710)
Other comprehensive income	(208)	(16)	162

Total shareholders’ equity	19,864	19,539	19,600

Total liabilities and shareholders’ equity	$206,895	$195,104	$192,844